

Exelon*
Exelon Ventures
Exelon Business Services Company
Exelon Energy Delivery Company, LLC
Exelon Enterprises Company, LLC
Exelon Generation Company, LLC
Commonwealth Edison Company
PECO Energy Company
Non-Power Subsidiaries
Electric Generation and Related Subsidiaries
Non-Power Subsidiaries
Non-Power Subsidiaries

* Other direct subsidiaries of Exelon are not shown as we anticipate the merger will not affect their relative placement in the corporate structure.